SECURED INVESTMENT RESOURCES FUND, L.P. III
                              1100 Main, Suite 2100
                           Kansas City, Missouri 64105

                                CONSENT STATEMENT

To the Limited Partners:

     Nichols Resources, Ltd. ("Nichols"), a general partner of Secured Investment Resources Fund, L.P. III (the "Partnership"), is recommending that each limited partner of the Partnership ("Limited Partner") consent to (i) the assignment of James R. Hoyt's and SIR Partners III, L.P.'s general partner interests to Nichols and (ii) the appointment of Nichols as successor Managing General Partner.

     THIS CONSENT STATEMENT IS BEING MAILED TO LIMITED PARTNERS ON OR ABOUT NOVEMBER ___, 1998. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE
RECEIVED BY NICHOLS RESOURCES, LTD. (A GENERAL PARTNER) AT 1100 MAIN, SUITE 2100, KANSAS CITY, MISSOURI 64105, ON OR BEFORE DECEMBER 15, 1998.

                              SETTLEMENT AGREEMENT

     On July 21, 1998, Nichols, Bond Purchase, L.L.C. ("Bond"), David L. Johnson ("Johnson") and other affiliates of Johnson, together with the Partnership, SIR Partners III, L.P., a general partner of the Partnership ("SIR Partners III"), SPECS, Inc., the company which provides management and investor services to the Partnership ("SPECS") and James R. Hoyt, the current Managing General Partner of the Partnership ("Hoyt"), entered into a certain Settlement Agreement and Mutual Release (the "Settlement Agreement"). The Settlement Agreement settled a dispute which had arisen between Nichols, SIR Partners III and Hoyt, being all of the general partners of the Partnership, over the proper course of action to be taken for the Partnership. This dispute resulted in the filing of civil actions in the Circuit Court of Jackson County, Missouri.

     Pursuant to the Settlement Agreement, Nichols agreed (i) to pay $100,000 in cash to SIR Partners III and Hoyt, $21,751 of which will be paid by Hoyt to the Partnership to pay a receivable owed by affiliates of the Partnership to the Partnership for unpaid excess syndication costs and expenses currently shown on the Partnership's financial statements and (ii) to dismiss the civil actions filed. In exchange for the $100,000 in cash and the dismissal of the civil actions, SIR Partners III and Hoyt have agreed to transfer their General Partner interests to Nichols, and Hoyt has agreed to withdraw as Managing General Partner. Under the Partnership Agreement, such transfers are subject to the majority vote of the Limited Partners as is the appointment of a successor
Managing General Partner. Hoyt and SIR Partners III have also agreed that Nichols, as a General Partner of the Partnership, shall have the right to designate the management company to

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manage the assets of the  Partnership and to execute all documents to effectuate the release of the current management contract.

                                   PROPOSAL 1
                   ASSIGNMENT OF GENERAL PARTNERSHIP INTERESTS

     The Partnership currently has three general partners: Nichols, SIR Partners III and Hoyt. Hoyt is the current Managing General Partner. Nichols, as a General Partner of the Partnership, is seeking the consent of the Limited Partners to the transfer of the General Partner interests of the Partnership from Hoyt and SIR Partners to Nichols.

     Nichols has three directors: Johnson, John W. Alvey and Daniel W. Pishny. Christine A. Robinson is Nichols' President, and Mr. Pishny and Mr. Alvey are Nichols' Vice President and Secretary/Treasurer, respectively. Nichols was formed on August 22, 1988 for the purpose of acting as a general partner of public real estate programs and otherwise investing in and dealing with limited partnerships, property management and real estate syndications. Prior to January, 1998, Nichols was a wholly-owned subsidiary of the J.C. Nichols Company. In January, 1998, MJS Associates, Inc., a Missouri corporation ("MJS") acquired all the issued and outstanding shares of common stock of Nichols from the J.C. Nichols Company. Johnson is the principal shareholder and an officer and director of MJS.

     Ms. Robinson has served as President of Nichols since January, 1998. As such, Ms. Robinson manages the day-to-day administrative functions of Nichols. Ms. Robinson also is currently Vice President and a minority shareholder of Maxus Properties, Inc., a Missouri corporation ("Maxus") that specializes in commercial property management for affiliated owners. Ms. Robinson has served as Vice President of Maxus since September 1997. Prior to September 1997, Ms. Robinson served as Sales/Marketing/Financial Analyst for American Italian Pasta Company, a retail pasta manufacturing and sales company, and also worked as an independent contractor for American Management Association, a company that provides management, finance and inventory seminars. Ms. Robinson graduated Magna Cum Laude from Kansas State University in 1990 where she received a degree in accounting.

     Johnson is Chairman, Chief Executive Officer, and majority shareholder of Maxus. Mr. Johnson is also currently Vice President of KelCor, Inc., a Missouri corporation ("KelCor") that specializes in the acquisition of commercial real estate. Mr. Johnson and his wife own all of the issued and outstanding stock of KelCor and 80 percent of the issued and outstanding stock of MJS. Mr. Johnson is a 1978 graduate of the University of Missouri-Columbia. Upon graduation, Mr. Johnson joined the international accounting firm of Arthur Andersen & Co., where he was promoted to Tax Manager in 1982. At Arthur Andersen, Mr. Johnson specialized in structuring real estate transactions for clients. In 1988, Mr. Johnson left Arthur Andersen to pursue a career in the development,

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syndication and management of commercial and multi-family real estate projects.
Mr. Johnson is a licensed real estate broker and a certified public accountant in the State of Missouri. As of the date of this Proxy Statement, Mr.Johnson is a beneficial owner of 20 Limited Partner Units owned by Bond.

     Besides his office of Vice President of Nichols, Daniel W. Pishny is President, Chief Operating Officer and a minority shareholder of Maxus. Mr. Pishny graduated with highest distinction from the University of Kansas in 1984 where he obtained a degree in business administration. After graduating, he joined the Kansas City office of KPMG Peat Marwick, an international accounting firm. At KPMG Peat Marwick, Mr. Pishny was promoted to Audit Manager, specializing in the auditing of financial institutions. From 1990 to 1995, Mr. Pishny worked in the commercial real estate lending departments of two major Kansas City financial institutions. Mr. Pishny joined Maxus in 1995 and is responsible for the day-to-day operations of Maxus and its managed properties.

     Besides his office of Secretary/Treasurer of Nichols, John W. Alvey is Executive Vice President, Chief Financial Officer and a minority shareholder of Maxus and President of KelCor. Mr. Alvey holds a degree from Rockhurst College and a Masters of Accountancy from Kansas State University. In 1982, Mr. Alvey joined Arthur Andersen & Co., where he was promoted to Tax Manager working primarily on real estate matters for individual clients. Mr. Alvey joined Maxus in 1988 after spending one year working with a Kansas City-area real estate company. Mr. Alvey became President of KelCor in 1992. Mr. Alvey is responsible for the day-to-day accounting functions, risk management and taxes for Maxus and its managed properties.

     James R. Hoyt, age 60, holds a bachelor's degree in business administration and is a licensed real estate broker in two states. Mr. Hoyt has been actively involved for more than the past 20 years in various real estates endeavors including development, syndication, property management and brokerage. Since 1983, Mr. Hoyt has been involved as a general partner in ten real estate private placement offerings. As of December 31, 1997, these partnerships, including the Partnership, have raised a total of $60,709,750.

     SIR Partners III, formerly known as Hoyt Partners III, L.P., is a Missouri limited partnership organized in February 23, 1988. Mr. Hoyt is the general partner. SIR Partners III was formed for the purpose of acting as a general partner and acquisition agent of the Partnership.

     In the event that the Limited Partners consent to the assignment of the General Partner interests, Nichols will own by itself the 1% General Partner interest. This change in ownership in the General Partner interests in the Partnership will not in any manner alter or affect the amount or percentage of income or profits or losses for tax purposes distributed or allocated to the Limited Partners.


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                                   PROPOSAL 2
               APPOINTMENT OF A SUCCESSOR MANAGING GENERAL PARTNER

      Nichols, as a General Partner of the Partnership, is also seeking the consent of the Limited Partners to the appointment of Nichols as the successor Managing General Partner of the Partnership. In connection with the Settlement Agreement, as indicated above, Mr. Hoyt has agreed to withdraw as Managing General Partner, subject to the Limited Partners' appointment of Nichols as the Managing General Partner.

                             REASONS FOR VOTING FOR
                                PROPOSALS 1 AND 2

     In voting to (i) consent to the assignment of General Partner interests in the Partnership from Hoyt and SIR Partners III to Nichols and (ii) appoint Nichols as the successor Managing General Partner, Limited Partners should consider the following:

     1. The consent to the assignment of General Partner interests in the Partnership from Hoyt and SIR Partners III to Nichols and the appointment of Nichols as the successor Managing General Partner of the Partnership would resolve the dispute over the management of Partnership among the General Partners.

     2. Hoyt, as Managing General Partner, was unable to devote adequate attention to the management of the Partnership, including failing to make timely SEC filings.

     3. The management team of Nichols has substantial experience in the management of real estate properties.

     The views and recommendations of the Partnership contained in this Proxy Statement are only those of Nichols, a General Partner of the Partnership.


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                                VOTING PROCEDURES

     Voting by Limited Partners on the proposals is based on units of limited partnership issued by the Partnership ("Units"). On October 20, 1998, there were issued and outstanding and entitled to vote 9,685 Units representing $4,842,500 of capital contributions. Each Limited Partner is entitled to one vote per Unit owned, which represents a $500 capital contribution to the Partnership.

     Pursuant to the second paragraph of Paragraph 16.2.8 of the Amended and Restated Agreement of Limited Partnership of the Partnership, dated December 6, 1988 (the "Partnership Agreement"), the Limited Partners must approve by a Majority Vote the assignment of a General Partner's interest in the Partnership. Pursuant to Paragraph 17.6 of the Partnership Agreement, the Limited Partners may only appoint a successor Managing General Partner of the Partnership by a Majority Vote. A "Majority Vote" means the vote of Limited Partners who own more than 50% of the total number of Units currently issued and outstanding. Therefore, Limited Partners holding at least 4843 Units must approve (i) the assignment of James R. Hoyt's and SIR Partners III, L.P.'s General Partner interests to Nichols and (ii) the appointment of Nichols as successor Managing General Partner. Because abstentions and brokers non-votes will not be counted as a vote for the assignment of the General Partner interests or the appointment of Nichols as successor Managing General Partner, it will thus have the same effect as if the Units represented thereby were voted against the assignment of the General Partner interests and the nominee for successor Managing General Partner.

     Accompanying this Consent Statement is a Consent Form for each Limited Partner with respect to his/her unit ownership in the Partnership. By checking the appropriate box, each Limited Partner can indicate whether he/she votes FOR or AGAINST or ABSTAINS as to the two proposals. IF ANY INVESTOR RETURNS A CONSENT FORM DULY SIGNED WITHOUT CHECKING ANY BOX, HE/SHE WILL BE DEEMED TO HAVE VOTED FOR BOTH THE ASSIGNMENT OF THE GENERAL PARTNER INTERESTS AND THE APPOINTMENT OF NICHOLS AS SUCCESSOR MANAGING GENERAL PARTNER.

     A Limited Partner who votes against or abstains does not have dissenters', appraisal or similar rights under Missouri law.

     The General Partners have fixed the close of business on October 20, 1998 as the record date for the determination of the Limited Partners entitled to notice of and to vote on the assignment of the General Partner interests and the appointment of Nichols as successor Managing General Partner, the close of business on December 15, 1998 as the date by which Consent Forms must be received by Nichols in order to be counted, and December 17, 1998 as the date on which the consents are to be counted. A Limited

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Partner  may revoke  his/her  consent at any time prior to  December  15,  1998, provided written revocation is received by Nichols prior to that date.

     The Partnership will pay all costs of preparing and soliciting consents. In addition to solicitation by mail, the Partnership may solicit proxies from Limited Partners personally or by telephone. This Consent Statement was first mailed to Limited Partners on or about November ___, 1998. Staff of Nichols will be available by telephone to answer any questions concerning this Consent.

     To the knowledge of the Partnership, no person is the beneficial owner of more than 5 percent of the outstanding Units and none of the General Partners is the beneficial owner, directly or indirectly, of any Units, except for 20 Units beneficially owned by David L. Johnson, who is a director of Nichols.

     The Partnership has no employees. The Managing General Partner of the Partnership, currently Mr. Hoyt, is responsible for all aspects of the Partnership's operations.

     Property management services for the Partnership's investment properties have been provided by SPECS, for which it has received a management fee based on the gross revenues of the properties owned by the Partnership. During 1997, the Partnership paid SPECS a property management fee of $137,445, plus $42,707 for certain professional services (such as tax accounting, audit preparation, preparation of Securities and Exchange Commission annual and quarterly reports and investor services). Pursuant to the Partnership Agreement, the Partnership also pays 5 percent of Cash Flow From Operations to the General Partners and their designees, but no such fee has been due for the last three years due to the lack of positive net cash flow. The General Partners also hold an aggregate one percent interest in the profits and losses of the Partnership.


                                    BY ORDER OF THE BOARD OF DIRECTORS
                                    OF NICHOLS RESOURCES, LTD.

                                    /s/ Christine A. Robinson
                                        Christine A. Robinson
                                        President



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                                   APPENDIX A

                   SECURED INVESTMENT RESOURCES FUND, L.P. III

                           CONSENT OF LIMITED PARTNERS

               This consent is solicited by the Board of Directors
                  of Nichols Resources, Ltd., a General Partner

     The undersigned, a Limited Partner of Secured Investment Resources Fund, L.P. III (the "Partnership"), hereby consents (unless otherwise directed below) to the assignment of the General Partner interests and the appointment of Nichols as successor Managing General Partner, as more fully described in the Consent Statement (the "Proposals").

     Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on December 15, 1998.

NICHOLS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:


         1. THE ASSIGNMENT OF JAMES R. HOYT'S AND SIR PARTNERS III, L.P.'S GENERAL PARTNER INTERESTS TO NICHOLS RESOURCES, LTD.

                  FOR the Assignment to Nichols Resources, Ltd. [   ]

                  Against the Assignment to Nichols Resources,
                  Ltd. [  ]

         2.       APPOINTMENT OF A SUCCESSOR MANAGING GENERAL
                  PARTNER

                  FOR the Appointment of Nichols Resources, Ltd. [  ]

                  Against the Appointment of Nichols Resources,
                  Ltd. [  ]


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     The Partnership Units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the Proposal if no box is checked.

     Please sign exactly as your name appears below. When Partnership Units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT BY
DECEMBER 15, 1998.



                                                     ___________________________
                                                     Date



                                                     ___________________________
                                                     Signature


                                                     ___________________________
                                                     Print Name


                                                     ___________________________
                                                     Signature, if held jointly


                                                     ___________________________
                                                     Print Name

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